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                                   EXHIBIT 5

                   Opinion of Brobeck, Phleger & Harrison LLP
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                                 March 29, 1996



Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA  95134-1706


          Re:  Cisco Systems, Inc. Registration Statement for
               Offering of 521,495 Shares of Common Stock
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Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 159,800 shares of the common stock ("Common Stock") of Cisco Systems, Inc. (the "Company") issuable under the TGV Software, Inc. 1995 Stock Option Plan and (ii) 361,695 shares of Common Stock issuable under the TGV Software, Inc. 1990 Stock Plan (the "Option Plans") as those Options Plans have been assumed by the Company on March 29, 1996. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,


                         /s/ Brobeck, Phleger & Harrison LLP

                         BROBECK, PHLEGER & HARRISON LLP